Exhibit 99.2

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2014	2013

ASSETS

Current Assets:
Cash and Cash Equivalents	$89,150	$43,364
Receivables, Net	980,033	765,391
Unbilled Revenues	202,867	224,982
Fuel, Materials and Supplies	228,192	303,233
Regulatory Assets	573,028	535,791
Prepayments and Other Current Assets	292,539	214,288
Total Current Assets	2,365,809	2,087,049

Property, Plant and Equipment, Net	17,713,027	17,576,186

Deferred Debits and Other Assets:
Regulatory Assets	3,486,645	3,758,694
Goodwill	3,519,401	3,519,401
Marketable Securities	507,931	488,515
Other Long-Term Assets	504,057	365,692
Total Deferred Debits and Other Assets	8,018,034	8,132,302

Total Assets	$28,096,870	$27,795,537

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2014	2013

LIABILITIES AND CAPITALIZATION

Current Liabilities:
Notes Payable	$571,147	$1,093,000
Long-Term Debt - Current Portion	530,533	533,346
Accounts Payable	711,594	742,251
Regulatory Liabilities	263,754	204,278
Other Current Liabilities	713,116	702,776
Total Current Liabilities	2,790,144	3,275,651

Deferred Credits and Other Liabilities:
Accumulated Deferred Income Taxes	4,209,969	4,029,026
Regulatory Liabilities	591,468	502,984
Derivative Liabilities	546,387	624,050
Accrued Pension, SERP and PBOP	890,019	896,844
Other Long-Term Liabilities	871,050	923,053
Total Deferred Credits and Other Liabilities	7,108,893	6,975,957

Capitalization:
Long-Term Debt	8,318,332	7,776,833

Noncontrolling Interest - Preferred Stock of Subsidiaries	155,568	155,568

Equity:
Common Shareholders' Equity:
Common Shares	1,666,580	1,665,351
Capital Surplus, Paid In	6,185,027	6,192,765
Retained Earnings	2,237,710	2,125,980
Accumulated Other Comprehensive Loss	(44,321)	(46,031)
Treasury Stock	(321,063)	(326,537)
Common Shareholders' Equity	9,723,933	9,611,528
Total Capitalization	18,197,833	17,543,929

Total Liabilities and Capitalization	$28,096,870	$27,795,537

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2014	2013

Operating Revenues	$2,290,590	$1,995,023

Operating Expenses:
Purchased Power, Fuel and Transmission	978,150	747,809
Operations and Maintenance	351,688	346,092
Depreciation	150,807	154,977
Amortization of Regulatory Assets, Net	57,898	54,049
Amortization of Rate Reduction Bonds	-	34,499
Energy Efficiency Programs	138,825	105,771
Taxes Other Than Income Taxes	145,533	132,881
Total Operating Expenses	1,822,901	1,576,078
Operating Income	467,689	418,945

Interest Expense:
Interest on Long-Term Debt	87,377	85,906
Other Interest	2,598	(9,651)
Interest Expense	89,975	76,255
Other Income, Net	1,667	7,765
Income Before Income Tax Expense	379,381	350,455
Income Tax Expense	141,545	120,487
Net Income	237,836	229,968
Net Income Attributable to Noncontrolling Interests	1,879	1,879
Net Income Attributable to Controlling Interest	$235,957	$228,089

Basic Earnings Per Common Share	$0.75	$0.72

Diluted Earnings Per Common Share	$0.74	$0.72

Dividends Declared Per Common Share	$0.39	$0.37

Weighted Average Common Shares Outstanding:
Basic	315,534,512	315,129,782
Diluted	316,892,119	316,002,538

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars)	2014	2013

Operating Activities:
Net Income	$237,836	$229,968
Adjustments to Reconcile Net Income to Net Cash Flows
Provided by Operating Activities:
Depreciation	150,807	154,977
Deferred Income Taxes	137,417	168,938
Pension, SERP and PBOP Expense	24,995	53,102
Pension and PBOP Contributions	(6,622)	(47,048)
Regulatory Overrecoveries, Net	872	39,218
Amortization of Regulatory Assets, Net	57,898	54,049
Amortization of Rate Reduction Bonds	-	34,499
Proceeds from DOE Damages Claim	163,300	77,936
Deferred DOE Proceeds	(163,300)	-
Other	(7,574)	(51,106)
Changes in Current Assets and Liabilities:
Receivables and Unbilled Revenues, Net	(182,221)	(129,431)
Fuel, Materials and Supplies	75,041	28,487
Taxes Receivable/Accrued, Net	(59,840)	(21,295)
Accounts Payable	53,905	(86,916)
Other Current Assets and Liabilities, Net	11,282	(32,235)
Net Cash Flows Provided by Operating Activities	493,796	473,143

Investing Activities:
Investments in Property, Plant and Equipment	(348,691)	(388,950)
Proceeds from Sales of Marketable Securities	128,505	98,070
Purchases of Marketable Securities	(132,605)	(184,030)
Other Investing Activities	1,637	27,997
Net Cash Flows Used in Investing Activities	(351,154)	(446,913)

Financing Activities:
Cash Dividends on Common Shares	(118,460)	(116,431)
Cash Dividends on Preferred Stock	(1,879)	(1,879)
Decrease in Short-Term Debt	(299,500)	(228,000)
Issuance of Long-Term Debt	400,000	400,000
Retirements of Long-Term Debt	(75,000)	-
Retirements of Rate Reduction Bonds	-	(62,529)
Other Financing Activities	(2,017)	(2,322)
Net Cash Flows Used in Financing Activities	(96,856)	(11,161)
Net Increase in Cash and Cash Equivalents	45,786	15,069
Cash and Cash Equivalents - Beginning of Period	43,364	45,748
Cash and Cash Equivalents - End of Period	$89,150	$60,817

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.